Exhibit 99.2

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES PRICING
OF CONVERTIBLE SENIOR NOTES

CAMARILLO, CA, June 12, 2008 — Power-One, Inc. (NASDAQ: PWER) today announced the pricing of its previously announced offering of $75 million in aggregate principal amount of senior secured convertible notes due June 2013, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  Power-One has also granted the initial purchaser of the notes a 30-day over-allotment option to purchase up to an additional $5 million in aggregate principal amount of the notes.

The notes will pay interest quarterly at a rate of 8% per year and will be convertible into Power-One common stock, at the option of the holders, at a conversion rate of 304.8780 shares of common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $3.28.  The initial conversion price represents an approximately 19% premium over the closing price of Power-One common stock on June 11, 2008, which was $2.75 a share.  The conversion price is subject to adjustment under certain circumstances.  The notes will be secured by a pledge of Power-One’s interests in certain of its subsidiaries and other property and assets.

Holders of the notes may require Power-One to repurchase all or part of the notes if, beginning June 17, 2011, Power-One’s net debt is greater than 3.0x last twelve months’ EBITDA, as of the end of each fiscal quarter, at a price equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest.  The notes will be redeemable at Power-One’s option beginning June 17, 2010, subject to its stock price exceeding 175% of the then applicable conversion price for 20 or more trading days within the prior 30 consecutive trading days.  Redemption by Power-One under these circumstances would be at a price of 100% of the principal amount, plus accrued and unpaid interest, and the present value of all remaining interest on the notes through the maturity date.  Under the terms of the indenture, Power-One must maintain certain financial ratios related to debt, cash and cash equivalents, and tangible net worth, and comply with certain other covenants.

Power-One anticipates that the net proceeds from the offering, after deducting the initial purchaser’s discount and estimated offering expenses, will be approximately $70.5 million (or $75.3 million if the initial purchaser’s over-allotment option is exercised in full).  Power-One intends to use these proceeds to repay in full the $50.2 million outstanding loan (including interest) to PWER Bridge, LLC, and to use the balance for working capital and general corporate purposes.

The offering is expected to close on June 17, 2008, subject to certain closing conditions.

The notes being offered and any shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act or any applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the common stock issuable upon conversion of the notes nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements.  Such statements include statements concerning the timing of completion of the offering and the use of proceeds.  It is important to note that actual results could differ materially from those discussed in such forward-looking statements.  Important factors that could cause actual results to differ materially include, but are not limited to: the timing of the completion of the offering of the notes, or the inability or election not to complete the offering of the notes in light of or as a result of market or other conditions.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

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